                                                                   EXHIBIT 10.42

CONFIDENTIAL TREATMENT REQUESTED. CONFIDENTIAL PORTIONS OF THIS EXHIBIT HAVE BEEN REDACTED AND HAVE BEEN FILED SEPARATELY WITH THE COMMISSION.

                     SUPPLY AGREEMENT TERMS AND CONDITIONS

                          Supplier: Tyson Foods, Inc.


                  Effective Date of Agreement: April 1, 1999


This Agreement is by and between Churchs Operators Purchasing Association, Inc. ("COPA"), and the Supplier named above.

BACKGROUND

   A. Supplier has substantial experience in the production and/or supply of certain types of products and supplies. In connection with a Bid Request Package (the "Bid Package") submitted by Supplier to COPA certain products of Supplier have been approved in accordance with the terms of this Agreement, and such products are listed on Exhibit A attached hereto and incorporated herein collectively referred to as the "Products").

   B. Supplier and COPA desire that Supplier supply the Products, pursuant to the terms of this Agreement, and approval by COPA of Supplier to supply the Products to approved distributors ("Distributors") and members of COPA ("Members"), the mutual covenants and obligations contained herein, and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties agree as follows:


1. APPROVAL OF PRODUCTS

   A. Initial Approval - As of the date of this Agreement, AFC Enterprises, Inc. ("AFCE") has tested samples of the Products which have been provided by Supplier for sampling by AFCE, and AFCE and COPA have approved such Products. All Products must be produced in compliance with the AFCE Quality Standard set forth on Exhibit A, or any superseding standard approved and issued by AFCE or by COPA, provided, however, Supplier shall receive reasonable prior written notice of any such superseding standard.

   B. Product Modifications - If Supplier makes any improvements, modifications or changes to any of the Products, Supplier shall immediately notify COPA of same in writing specifying the improvement, modification or change. AFCE or COPA, in their sole discretion, must approve any such improvements, modifications or changes to the Products in writing before Supplier may sell such Products under this Agreement to any of the

   Distributors or Members. After approval by COPA or AFCE, any such new or modified Products shall be added to Exhibit A and attached to this Agreement.

   C. Additional Testing - AFCE or COPA may conduct testing of the products throughout the term of this Agreement. Supplier shall cooperate in such testing and shall supply product samples and allow visits to its facilities as reasonably requested by AFCE or COPA. If any of the Products are rejected or disapproved by AFCE or COPA or discontinued by AFCE in its system, COPA may terminate this Agreement without obligation, except that COPA shall be liable for finished product, packaging materials and any ingredients which are unique to the Products and conform to specifications as set forth in the minimum/maximum agreement attachment.

2. ORDERS

   A. Acceptance - The Distributor(s) who have been approved in connection with the supply of Products under this Agreement are set forth on Exhibit A. Orders for Products shall be given by a Distributor to Supplier whereby the Distributor shall purchase Products from Supplier, for the purpose of then selling such Products to the Members. Supplier shall accept orders for Products from the Distributor(s) and shall sell and deliver the Products to such Distributor(s), provided, however, that Distributor must meet the credit approval of Supplier. Supplier may also, but is not obligated to, accept orders for Products directly from Members who meet the minimum shipping requirements as established by Supplier and who meet the credit approval of Supplier and in such cases shall sell and deliver the products to such Members in accordance with the terms of Section 4.a. The purchase orders and other forms of Supplier or Distributor shall govern the purchases by Distributor from Supplier, and the purchase orders and other forms of Supplier and the Member shall govern the individual purchases by the Member from Supplier.

   B. Approved Distributors - Supplier agrees to sell Products under this Agreement only to Distributors who are approved by AFCE, as identified from time to time in writing by COPA. Upon written notice by COPA or AFCE to Supplier, Supplier shall cease selling Products to any Distributors or Members. If COPA or AFCE elects to use any different distributors, COPA will notify Supplier in writing and Supplier shall commence selling Products to such different distributors within ten (10) days after such notice, and provided that such distributors meet the credit approval of Supplier. COPA shall not be responsible in the event that any of its Members should discontinue ordering or requesting Product through the Distributor(s) or Supplier.

   C. Credit Approval - For all purposes of this agreement, credit approval of the Supplier shall be in accordance with reasonable credit terms and according to standard credit policies.

3. SUPPLY OF PRODUCTS

   A. Supply - Supplier shall maintain inventories of the Products in sufficient quantities to fill the orders of Distributor(s) and Members pursuant to Section 2 without delay. Supplier shall not deliver or sell to any Distributor(s) or Members any of the Products which COPA has specifically requested Supplier not to sell or deliver. If Supplier discontinues production, delivery or sales of any of the Products, it shall so notify COPA of same in writing at least sixty (60) days prior to any discontinuance.

   B. Container Markings - All containers in which Products are shipped under this Agreement shall be clearly and conspicuously marked with the following legend: "EXCLUSIVELY FOR COPA MEMBERS", and/or such other words or markings designated by COPA.

   C. Product Markings - All Products delivered or sold to the Distributor(s) or Members shall bear whatever trademarks, trade names, logos or other identifying markings (the "Markings") as COPA or AFCE shall prescribe. Supplier shall only use or affix the Markings on Products which are delivered or sold to the Distributor(s) or Members. AFCE or COPA shall provide the form of all Markings to Supplier and Supplier shall affix such Markings precisely in the place(s) on each of the Products as AFCE or COPA shall designate. Supplier shall bear all costs of affixing such Markings and of all artwork, printing plates or any other miscellaneous items which are required as part of the production process of the Products.

   D. Rejection and Substitute Supply - Any Product samples failing to meet the standards set forth in the Quality Standard or otherwise pursuant to Section 1.a will subject the entire production lot of which they are a part to rejection at no cost to COPA, the Distributor(s) or the Members. In the event that a production lot is rejected for failure to meet the requisite standards set forth in Section 1.a, Supplier will deliver a substitute production lot to the pertinent distribution warehouse within 48 hours after Supplier is notified of the rejection. Where product quality or performance problems arise in the operations of any Member, Supplier shall at COPA's or the Member's request, promptly visit those operations and address the problem areas in a timely manner.

4. PRICES

   A. Initial and Later Prices - Supplier's prices ("Price") for each Product shall be on a delivered basis, shall include delivery and shall be as set forth on Exhibit A for the period of time (the "Initial Price Term"), if any, set forth on Exhibit A. If the Price is not fixed for the Initial Price Term or any later term, Supplier shall give COPA at least thirty (30) days written notice before any changes to such prices shall take effect. In the event any Members order Products directly from Supplier, in quantities lower than the minimum orders for distribution centers as set forth in the Bid Package, Supplier shall apply prices for such orders which reflect the increased cost in shipping and handling of smaller orders which are less than the minimum brackets set forth in the Bid Package.

   B.  Price Adjustment - If there is an Initial Price Term set forth on
   Exhibit A which expires before the end of the Contract Term as defined in
   Section 13.a, within thirty (30) days before the end of the Initial Price Term, the parties will negotiate in good faith to set the Price for the period following the Initial Price Term (the "Subsequent Price Term"). If the Price is based on the cost-plus method, within thirty (30) days before the end of the Initial Price Term or any Subsequent Price Term, Supplier will provide COPA with an itemized list of its cost of raw materials for the purpose of adjusting the Price for the next Subsequent Price Term. If the parties are unable to agree on the price for the Subsequent Price Term within thirty (30) days after the Initial Price Term, COPA shall be entitled to re-bid for the Products and terminate this Agreement upon thirty (30) days written notice to Supplier.

   C. Modification of Freight Quotes - The freight quotes set forth on Exhibit A may be modified in the event that Supplier experiences significantly increased actual freight rates during the term of this Agreement. In the event that Supplier wishes to increase the freight quotes set forth on Exhibit A, Supplier shall submit to COPA documentation which verifies Supplier's freight costs immediately prior to the effective date of this Agreement, on a weekly basis during the term of this agreement, and at the time Supplier wishes to seek an increase. Following a review of this documentation, COPA and Supplier will negotiate in good faith in order to reach a reasonable and mutually agreeable adjustment in the freight quotes set forth on Exhibit A, but only for the time period that Supplier experiences such actual increased freight rates. After any such adjustment has been agreed upon, the adjustment will be reviewed by COPA and Supplier on a periodic basis, at least every 30 days, until the adjustment is removed as a result of a decrease in suppliers actual freight rates and the original freight rates quoted on Exhibit A shall apply. If the parties are unable to reach agreement on an adjustment as stated above within thirty (30) days after Supplier submits all the documentation described above, either party may terminate this Agreement upon thirty (30) days written notice.

5. PAYMENTS

Payment for the Products delivered by Supplier shall be made by and shall be the sole responsibility of the Distributor(s) or Members. Supplier shall invoice the Distributor(s) or Members, as the case may be, directly for all Products supplied by Supplier. The invoices and other forms of Supplier, and other agreements between Supplier and the Distributor(s) or Members, shall govern the terms of payment for the Products. Supplier shall have no recourse against COPA for any non-payment of Supplier's invoices for Products sold and/or delivered to the Distributor(s) or Members.

6. DELIVERY

All Product shall be transported by Supplier or a carrier designated by Supplier unless another carrier is designated by the Distributor(s) or Members at the time an order is placed. Each shipment will be accompanied by a packing slip, and the count and/or weight evidenced by such slip will be conclusive unless Supplier is notified in writing of a discrepancy by the Distributor(s) or Members within ten (10) days following delivery. Title to, liability for, and risk of loss of all Product sold hereunder shall remain with Supplier until delivery, whereupon title to, liability for and risk of loss shall pass to Distributor(s) or the Member, as the case may be.

7. WARRANTIES

The Products produced by Supplier under this Agreement shall conform to the specifications set forth in the Bid Package and the samples provided by Supplier to COPA and AFCE for each of the Products. The Products shall also conform to the specifications set by AFCE as modified from time to time and notified to Supplier in writing. The Products shall be merchantable and free from defects in material and workmanship and shall comply with all content and labeling requirements under applicable laws. Supplier acknowledges that the samples provided to COPA and AFCE induced AFCE to designate Supplier and approved Supplier Products pursuant to this Agreement, and induced COPA to enter into this Agreement. Upon the request of any Distributor or Member, Supplier shall replace, at Supplier's expense or refund, the full purchase price for any Product which is defective or fails to conform in any way to the samples or the specifications set forth in the Bid Package or by AFCE. This warranty shall control insofar as the same may conflict with any warranty or limitation on warranty set forth in Supplier's forms.


8. CONFIDENTIAL INFORMATION

   A. Definitions - The term "Confidential Information" as used in this Agreement means secret, confidential or proprietary information of COPA and AFCE, including without limitation, lists of Distributor(s), Members and products and supplies approved by COPA and AFCE. The term "Confidential Information" does not include information that has become generally available to the public by the act of one who has the right to disclose such information without violating any right of COPA or AFCE. The term "Confidential Information" does not include information which is known to the Supplier prior to its disclosure by COPA or AFCE, as evidenced by the supplier's written records, or which is independently developed without using the confidential information.

   B. Ownership - Ownership of all trade secrets of COPA and the Confidential Information furnished or disclosed by COPA and AFCE to Supplier hereunder is and shall remain the property of COPA and AFCE. Any reproductions, notes, specifications, manuals, summaries or similar documents relating to the trade secrets and Confidential

    Information shall become and remain the property of COPA and AFCE immediately upon creation.

    C. Nondisclosure - Supplier agrees that it will not, during or after the term of this Agreement for so long as any such information remains trade secrets, use or permit the duplication or disclosure of any trade secrets (other than to an employee of Supplier who must have such information for the sole purpose of supplying the Products contemplated under this Agreement), unless such use, duplication, or disclosure is specifically authorized in advance and in writing by the Vice President of COPA. Supplier agrees that it will not, for a period commencing with the date of this Agreement and for so long thereafter, up to a maximum of three (3) years after termination of this Agreement, as any such information remains competitively sensitive, use or permit the duplication or disclosure of any Confidential Information of COPA to any person (other than to an employee of Supplier who must have such information for the sole purpose of supplying the Products contemplated under this Agreement), unless such use, duplication, or disclosure is specifically authorized in advance and in writing by the Vice President of COPA.

9.  INDEMNIFICATION

Supplier shall and hereby agrees to indemnify, defend and hold COPA and AFCE and its Members harmless from and against any and all actions, claims, costs (including attorney's fees), damages, judgments and liabilities whatsoever, including without limitation any products liability claims, in law or equity, arising out of (i) the production, supply, distribution, delivery or sale by Supplier of any products or goods or (ii) the breach by Supplier of any of its obligations or representations under this Agreement.

10. INSURANCE

    A. During the term of this Agreement, Supplier shall maintain and keep in force, at its own expense, the following minimum insurance coverages and minimum limits:
        (i). Workers' Compensation Insurance - with statutory limits as required by the laws and regulations applicable to the employees of Supplier who are engaged in the performance of this Agreement.
        (ii) Employer's Liability Insurance - for employee bodily injuries and deaths, with a limit of $500,000 each accident.
        (iii) Comprehensive or Commercial General Liability Insurance - covering claims for bodily injury, death and property damage, including Premises and Operations, Independent Contractors, Products and Completed Operations, Personal Injury, Contractual, and Broadform Property Damage liability coverages, with limits as follows: Occurrence/Aggregate Limit of $1,000,000 for bodily injury, death and property damage each occurrence and $2,000,000 general aggregate or Split liability limits of: $1,000,000 for bodily injury per person, $1,000,000 for bodily injury per occurrence, and $500,000 for property damage.

        (iv) Comprehensive Automobile Liability Insurance - covering owned, non-owned and hired vehicles, with limits as follows: Combined Single Limit of $500,000 for bodily injury, death and property damage per occurrence, or split liability limits of: $500,000 for bodily injury per person; $500,000 for bodily injury per occurrence; and $250,000 for property damage.

   B. All such policies of insurance shall provide that the same shall not be canceled nor the coverage modified nor the limits changed without first giving thirty (30) days' prior written notice thereof to COPA. No such cancellation, modification or change shall affect Supplier's obligation to maintain the insurance coverages required by this Agreement.

   C. Except for Workers' Compensation Insurance, COPA shall be named as an Additional Insured on all such required policies. All liability insurance policies shall be written on an "occurrence" policy form and by insurance companies acceptable to COPA.

   D. Supplier shall be responsible for payment of any and all deductibles from insured claims under its policies of insurance. The coverage afforded under any insurance policy obtained by Supplier pursuant to this Agreement shall be primary coverage regardless of whether or not COPA has similar coverage.

   E. Supplier shall not perform under this Agreement unless and until certificates of such insurance, including renewals thereof, have been delivered to and approved by COPA. COPA shall, upon written request to Supplier, promptly received a certified copy of any or all of the insurance policies required hereunder.

   F. The minimum limits of coverage required by this Agreement may be satisfied by a combination of primary and excess or umbrella insurance policies.

   G. COPA shall have the right to, at any time during the term of this Agreement and upon written notice to the Supplier, increase the minimum limits of insurance coverage in a commercially reasonable amount or otherwise modify the insurance requirements of this Agreement in a commercially reasonable manner.

   H. If Supplier shall fail to comply with any of the insurance requirements herein, COPA may, at its sole discretion and upon written notice to Supplier by COPA, terminate this Agreement. The maintenance of the insurance coverages required under this Agreement shall in no way operate to limit the liability of Supplier to COPA under the provisions of this Agreement.

11.  INSPECTION

COPA and AFCE's representatives shall have the right to inspect Supplier's manufacturing facilities during normal business hours at any time during the term of this Agreement, upon reasonable notice by COPA or AFCE of such inspection.

12.  FUTURE BIDS

During the term of this Agreement, COPA and AFCE shall have the right to evaluate the Supplier based on Supplier's pricing, product quality and consistency of delivery and other factors. Supplier will cooperate in such evaluation. COPA and AFCE shall also have the right to test other suppliers with respect to the supply of products similar to the Products being supplied by Supplier.

13.  TERM AND TERMINATION

     A. Term - The term of this Agreement (the "Contract Term") shall commence on the effective date hereof and shall continue in effect until the date set forth on Exhibit A.

     B. Events of Default - Supplier shall be in default hereunder if any one or more of the following events happen:

         (i) Supplier shall have serviced Distributors or Members in a manner detrimental to the operation of the restaurants

         (ii) Supplier shall otherwise fail to perform or comply with any of the material terms or conditions in this Agreement, for reasons other than an event of Force Majeure, and such failure shall continue for a period of seven (7) days after written notice thereof from COPA to Supplier; or

         (iii) The filing by Supplier of a voluntary petition of bankruptcy or a voluntary petition or answer seeking reorganization, rearrangement, or readjustment of its debts, or any relief under any bankruptcy or insolvency act or law, now or hereafter existing, or any agreement by Supplier indicating consent to, approval of, or acquiescence in, any such petition or proceeding; or

         (iv) The application by Supplier or the consent or acquiescence of Supplier in the appointment of a receiver or trustee for all or a substantial part of any of its properties or assets; or

         (v) The making by Supplier of a general assignment for the benefit of creditors; or

         (vi) The inability of Supplier or the admission of Supplier in writing of its inability to pay its debts as they mature; or

         (vii) The filing of an involuntary petition against Supplier seeking reorganization, rearrangement or readjustment of its debts or for any other relief under any bankruptcy or insolvency act or law, now or hereafter existing, or the involuntary appointment of a receiver or trustee for Supplier for all or a substantial part of its property or assets, or the issuance of a warrant or attachment, or execution of similar process against a substantial part of the property of Supplier and the continuance of such for one hundred and twenty (120) days undismissed or undischarged.

         (viii) Supplier shall fail to meet the quality standards set by AFCE and AFCE. shall notify COPA that supplier is no longer approved.

14.  EFFECT OF TERMINATION

Upon the expiration or the termination of this Agreement for any reason, Supplier shall:

     A. Discontinue Use - Immediately and permanently discontinue the use of all Markings and any trade secrets of COPA and AFCE and Confidential Information which was used in the supply of the Products or to which Supplier has otherwise gained possession pursuant to this Agreement; and

     B. Deliver Materials - Immediately upon the request of COPA promptly deliver to COPA, or at COPA's option, destroy all Markings and any other printed material containing either Markings, COPA trade secrets and/or Confidential Information.

     C. COPA's Costs - In the event Supplier terminates this agreement prior to the expiration of its term due to dissatisfaction with the price or for any reason other than a breach by COPA, Supplier agrees to pay COPA its administrative costs and expenses incurred in obtaining other sources of supply, including without limitation COPA's costs of any bidding process, testing, inspection and approvals of Product.

     D. Weekly Basis - In the event that this Agreement is terminated by the mutual consent of the parties, or by the expiration of the Contract Term, any supply by Supplier of the Products to the Distributor(s) or Members shall be on a week to week basis under the terms of this Agreement, and any such supply may be terminated by either party upon seven (7) days written notice to the other party.

15.  FORCE MAJEURE

Definition - "Force Majeure" shall mean and include any circumstance beyond the reasonable control of Supplier or COPA, including without limitation, the following: any act of nature or the public enemy, accident, explosion, fire, storm, earthquake, flood, drought, perils of the sea, the elements, casualty, strikes, lock-outs, labor troubles, riots, sabotage, embargo, war (whether or not declared), governmental laws, regulations, orders, or decrees, unavailability of raw material, or seizure for reasons other than the adverse financial condition of the party so affected. Force Majeure shall not mean, however, any delay of delivery caused by choice of shipment route by Supplier which is affected by weather, when alternative shipment routes were available. When circumstances require Supplier to allocate Product among Supplier's customers, Supplier agrees that it shall not discriminate against the Distributor(s) or Members and that Supplier will supply them on a basis no less favorable to them than a pro rata basis. Notwithstanding anything herein to the contrary, the Distributor(s) or Members may purchase Product from third parties during any period Supplier is unable to satisfy Buyer's purchase orders as a result of an event of Force Majeure. In case the performance of any terms or provisions hereof shall be delayed or prevented because of an event of Force Majeure, the party so suffering may, at its option, suspend performance during the period such cause continues, and no liability shall attach against either party on account thereof. Any party suffering an event of Force Majeure shall diligently attempt to remove such cause or causes with reasonable dispatch. As soon as any event of Force Majeure is remedied, the parties' respective rights, obligations and performance as set forth in this Agreement shall be immediately reinstated.


16.  BENEFIT OF MEMBERS

The rights of COPA under this Agreement, including the rights of indemnification and warranty, are for the benefit of COPA and its Members, who shall be third party beneficiaries under this Agreement. Unless otherwise expressly stated in this Agreement, all obligations of Supplier are owed to COPA. Supplier agrees that with COPA's prior written consent, a Member may enforce the rights provided COPA under this Agreement and only in such case shall Supplier's obligations be for the benefit of any such Member.

17.  CERTIFICATE OF INDEPENDENT PRICE DETERMINATION

Supplier represents and warrants that the Price under this Agreement has been arrived at independently, without the purpose of restricting competition, any consultation, communication, or agreement with any other supplier or competitor relating to (i) such Price or (ii) the methods or factors used to calculate such Price.

18.  NOTICES

Whenever, under the terms of this Agreement, notice is required, the same shall be given in writing and shall be delivered personally, or by certified mail, postage prepaid, addressed to the party for whom intended as follows:

       If to COPA                             If to Supplier:

       COPA
       c/o AFC Enterprises, Inc.              (To the address set forth
       Six Concourse Parkway                             on Exhibit A)
       Suite 1700
       Atlanta, GA 30328
       Attention: Vice President, Purchasing

19.  AMENDMENTS, WAIVERS, AND MODIFICATIONS

No change in, addition to, modification or waiver of the terms and provisions of this Agreement shall be binding upon Supplier or COPA unless it is mutually agreed upon in writing. Any such instrument shall be attached to this Agreement and shall be incorporated herein.

20.  ASSIGNMENT

Neither this Agreement nor any rights hereunder may be assigned by either party without the prior written consent of the other party, which consent shall not be unreasonably withheld. Any such assignment and written consent shall be attached to this Agreement and shall be incorporated herein.

21.  SEVERABILITY

In the event any one or more provisions of this Agreement or of any instrument or other document delivered pursuant hereto or in connection herewith shall, for any reason, be held to be invalid, illegal, or unenforceable, such invalidity, illegality or unenforceability shall not affect any other provision of this Agreement or any other instrument or document, and this Agreement and such other instruments and documents shall be interpreted and construed as if such invalid, illegal or unenforceable provision had never been contained therein.

22.  GOVERNING LAW

This agreement shall be governed by and construed and enforced in accordance with the laws of the state of Georgia.

23.  EFFECTIVE DATE

Execution of this Agreement or commencement of performance pursuant to this Agreement by Supplier constitutes acceptance by Supplier of this Agreement and its terms and conditions. Upon execution of this Agreement by Supplier, this Agreement shall be delivered to COPA for its acceptance. This Agreement shall be effective only upon the execution by COPA, which execution shall evidence the acceptance by COPA of this Agreement. In the event of any other agreement affecting the supply of product by Supplier to the Distributor(s) and Members, the terms and provisions of this Agreement shall control.

24.  ARBITRATION

The parties agree that any and all disputes between them, and any claim by either party that cannot be amicably settled, shall be determined solely and exclusively by arbitration in accordance with the rules of the American Arbitration Association or any successor thereof. Arbitration shall take place at an appointed time and place in Atlanta, Georgia. Each party shall select one
(1) arbitrator from a panel of seven Arbitrators provided by the Arbitration Association with each party alternating a strike of the Arbitrators until one is finally selected. Judgment upon any award of the Arbitrator shall be binding and shall be entered in a court of competent jurisdiction. The award of the arbitrator may grant any relief which might be granted by a court of general jurisdiction, including, without limitation, by reason of enumeration, award of damages and/or injunctive relief, and may, in the discretion of the arbitrators, assess, in addition, the costs of the arbitration, including the reasonable fees of the arbitrator and reasonable attorneys' fees, against either or both parties, in such proportions as the arbitrator shall determine.


25.  ENTIRE AGREEMENT

This agreement represents the entire understanding between the parties with respect to the subject matter hereof and supersedes all other negotiations, agreements, representations and covenants, oral or written, other than the documents contained in the Bid Package. However, in the event of any conflict between the provisions of this Agreement and the provisions of any other document in the Bid Package, the provisions of this Agreement shall control.

IN WITNESS WHEREOF, the parties have caused this Agreement to be duly executed and delivered by their authorized representatives as of the date first above written.

SUPPLIER:

________________________________

By: /s/ William Lovette
   -----------------------------


Title: President
      --------------------------


Date:          12/13      , 2000
     ---------------------------


COPA:


By: /s/ Jeffrey Spotz
   -----------------------------


Title: President
      --------------------------


Date:          May 2      , 1999
     ---------------------    --


COPA:


By:_____________________________


Title:__________________________


Date:_____________________, 19__

EXHIBIT A TO
SUPPLY AGREEMENT TERMS AND CONDITIONS

Supplier Name:  Tyson Foods Inc.

Supplier Address: 2210 West Oaklawn Drive Springdale, Arkansas 72762

Contract Term: April 1, 1999 to March 31, 2003

Product(s): Eight Piece and extra dark Churchs pre-marinated chicken per current specifications.

Pricing:
BASE MARKET:                  Friday Georgia preliminary
8 PIECE MARINATED FOB PLANT:  See attached
EXTRA DARK FOB PLANT:         See attached
PACKAGING:                    16 head corrugated Ice-packed or Co2

FLOOR / CEILING:              $.[*] floor, $.[*] ceiling, for period 4/99-3/2000
                              One year only - To be negotiated every year (ends
                              4/00)

Cost-Plus or Cash Market Options Available - See attached for additional information and pricing.

STANDARD BILLING WEIGHTS:     N.A.

DISTRIBUTION FEES:  See attached schedules



_________________

*Confidential material redacted and filed separately with the Commission.

                                                                    [TYSON LOGO]


Tyson Food Service P.O. BOX 2020 Springdale, AR 72765-2020 1-800-4-CHICKEN (424-
4253)



February 19, 1999               REVISED*
                    (3/1/99)
Mr. Jeff Spotz
AFC/COPA
Six Concourse Parkway
Suite # 1700
Atlanta, GA 30328

Dear Jeff:

This letter will serve as confirmation of our agreement to contract for fresh poultry for Church's Chicken prior to your confirmation of the COPA bid and corresponding contract.

We have agreed to utilize a "Cost Plus" format to determine the pricing for Church's 8 Piece chicken for the Corp. owned restaurants and Church's franchisees who choose to sign on for the duration of the agreement. That pricing format has been laid out previously with our bid packet and an example of the format is attached which illustrates what pricing would be for February '99. We have also agreed to utilize a sliding scale for "margin/profit" noted in the format example that is determined by the Georgia Friday Preliminary Dock quote monthly average. The sliding scale will operate as follows: If the GA Dock monthly average is $[*]/ lb. or lower, the "margin/profit" would be $.[*]for that month. If the GA Dock monthly average is $.[*] to $.[*], then the "margin/profit" would be $.[*] for that month. If the GA Dock monthly average is $.[*] to $.[*]/lb., then the "margin/profit" would be $.[*] for that month. If the GA Dock monthly average is $.[*] to $.[*]/lb. then the "margin/profit" would be $.[*] for that month. If the GA Dock monthly average is $.[*] to $.[*]/lb., then the "margin/profit" would be $.[*] for that month. If the GA Dock monthly average is $.[*] to $.[*]/lb., then the "profit/margin" would be $.[*] for that month. If the GA Dock monthly average is $.[*] to $.[*]/lb., then the "profit/margin" would be $.[*] for that month. If the GA Dock monthly average is $.[*]/ lb. or higher, then the "profit/margin" would be $.[*] for that month.



                    INVESTING OUR EXPERIENCE IN YOUR SUCCESS

___________________
*  Confidential material redacted and filed separately with the Commission.

                   INVESTING OUR EXPERIENCE IN YOUR SUCCESS

Church's Agreement Letter
February 19, 1999
Page 2

We have also agreed to utilize a pricing format for Dark Meat that will be based on the monthly FOB price for 8 Piece as determined by the format mentioned above. The Dark Meat pricing scale works as follows:

            FOB Price on 8 Piece         FOB Price on Dark Meat
            --------------------         ----------------------
             $.[*]/lb. and lower                  $.[*]/lb.
             $.[*] to $.[*]/lb.                   $.[*]/lb.
             $.[*] to $.[*]/lb.                   $.[*]/lb.
             $.[*]/lb. and higher                 $.[*]/lb.

* If the GA Friday Preliminary is $.[*] or lower, the FOB price on Dark Meat will be $.[*]/lb. This Dark Meat pricing option would be reviewed annually with an option to change the prices listed higher or lower no more than $.[*]/lb. the 2nd year of the agreement and no more than $.[*]/lb. the remaining 3 years of the agreement. The basis for making these annual changes would be to use the annual average MW UrnerBarry quote for Leg Quarters and to utilize the scale as follows:

            MW UB Annual Average           Increase/Decrease Price
            --------------------           -----------------------
              $.[*] to $.[*]/lb.           - $.[*]/lb. (3rd - 5th year)
              $.[*] to $.[*]/lb.           - $.[*]/lb. (Max. 2nd year)
              $.[*] to $.[*]/lb.               [*]
              $.[*] to $.[*]/lb.           + $.[*]/lb. (Max. 2nd year)
              $.[*]/lb. or higher          + $.[*]/lb. (3rd - 5th year)

We have also agreed to offer a "Floor-Ceiling" pricing arrangement for any franchisees that may choose not to participate in the "Cost Plus" pricing arrangement and that format is as follows based on the Weekly GA Friday
Preliminary: $.[*]/lb. "Floor" and $.[*]/lb. "Ceiling". Using the $.[*]/lb. overage for 8 Piece, this would mean FOB pricing for 8 Piece of $.[*]/lb. to $.[*]/lb. This pricing would change weekly within the parameters of the " Floor-Ceiling". We have also agreed to set a scale in place for Dark Meat pricing based on the FOB 8 Piece price for those franchisees using the "Floor-Ceiling" arrangement and that is as follows:

            FOB Price on 8 Piece         FOB Dark Meat Pricing
            --------------------         ---------------------
             $.[*]/lb. and lower                  $.[*]/lb.
             $.[*] to $.[*]/lb.                   $.[*]/lb.
             $.[*] to $.[*]/lb.                   $.[*]/lb.
             $.[*]/lb. and higher                 $.[*]/lb.



___________________
* Confidential material redacted and filed separately with the Commission.

Church's Agreement Letter
February 19, 1999
Page 3


We have agreed to drop the original upcharges listed in our bid package related to delivery costs for a 1 year period to allow time for further discussion within the Church's/AFC, company related to "key drop" deliveries. Unless other arrangements are made, these higher delivery costs listed in the bid package for 1999 will go into effect on April 3, 2000.

We have agreed that Tyson Foods will retain all current Church's fresh poultry business and will also take on the following NEW markets and restaurants as noted below beginning Monday, April 5, 1999 unless other arrangements have been made. Those markets and restaurants are as follows:

A)   Houston, TX (49 restaurants) - Stores #1059, #1065, #1089, #1092, #1102,
     ----------------------------
     #1104, #1105, #1122, #1143, #1154, #1293, #1312, #1412, #1452, #1463,
     #1465, #1468, #1471, #1476, #1477, #1478, #1479, #1481, #1490, #1491,
     #1519, #1520, #1528, #1529, #1548, #1553, #1555, #1558, #1607, #3772,
     #3817, #3903, #3952, #4118, #4143, #4175, #4188, #4312, #4321, #4490,
     #4498, #4558, #4559, and #4597.

B)   *Dallas/Ft. Worth, TX (24 restaurants) - Stores #1687, #1689, #53, #68,
     --------------------------------------
     #460, #461, #492, #587, #1385, #1407, #581, #1444, #1564, #1630, #3936,
     #556, #4656, #1579, #1338, #1439, #3829, #4532, #1690, and #321.

C)   *South Texas (9 restaurants) - #3105, #3818, #3876, #3978, #1343, #481,
     ----------------------------
     #1362, #1246, and #795.

D)   *Los Angeles and San Diego, CA (51 restaurants) - #114, #128, #147, #171,
     -----------------------------------------------
     #466, #621, #622, #623, #663, #738, #741, #779, #781, #786, #787, #843,
     #850, #853, #902, #945, #949, #957, #958, #959, #968, #1000, #1004, #1021,
     #1069, #1073, #1191, #1618, #1625, #1944, #3104, #3732, #3874: #4477, #780,
     #1159, #1162, #1164, #1212, #1255, #1260, #1321, #1858, #3250, #691, #698,
     and #739.

We have also agreed that Tyson Foods has a real interest in continued expansion of this business and as such have noted our clear interest in the following markets that may come open for bid next year (approximately April 1, 2000). Those areas are as follows:

1)   23 Church's restaurants in New Orleans and surrounding area.
2)   27 Church's restaurants in the state of Mississippi.
3)   32 Church's restaurants in the Mobile, AL/Pensacola, FL area.
4)   15 Church's restaurants in Kansas City and surrounding area.
5)   18 Church's restaurants in Memphis and surrounding area.
6)   7 Church's restaurants in Little Rock and surrounding area.
7)   30 Church's/AFDC restaurants in Chicago and surrounding area.

Church's Agreement Letter
February 19, 1999
Page 4


8)  21 Church's/AFDC restaurants in Detroit and surrounding area.
9)  14 Church's/AFDC restaurants in Indianapolis and surrounding area.
10) 19 Church's/AFDC restaurants in the state of Ohio.
11) 17 Church's restaurants in Northern California.

We also agreed to step in if necessary and production is available and help fill any gaps in production going forward if another processor decides to step out or can't handle the committed volume. This would impact such markets as Oklahoma City, Tulsa, Phoenix, Las Vegas, Dallas, San Antonio, or Austin.

We agreed that the length of this contract would be 5 years on the "Cost Plus" arrangement based on the facts already laid out and that Tyson Foods would be targeted to pick up at least as many new restaurants in year two of the contract as we did for year one. We understand that this is difficult due to the fact that much of the business is under contract until next year.

We also agreed that the contract length of any "Floor-Ceiling" arrangement would be for 3 years with the option to review and change annually the actual "Floor-Ceiling" numbers.

Finally, we had agreed to produce and distribute Popeye's Chicken to approximately 10 to 12 Popeye's units in the DFW area as part of this agreement and those store numbers are as follows: #82, #586, #1213, #1300, #1409, #1515,
#3058, #3584, #116, #223, and #1449.

I presume that you are planning to respond to us via a written contract and I wanted to be clear on all our points of agreement. Please call if you have any questions concerning this information and thanks again for your continuing support and patronage

Sincerely,

TYSON FOODS, INC.

/s/ Steve Whitfield

Steve Whitfield
National Sales Manager
Refrigerated Poultry Group
Food Service Division



Cc  Marc Killebrew
    Devin Cole
    Clark Irwin

                                 [TYSON LOGO]

                   Investing Our Experience in Your Success


TO:       Jeff Spotz/AFC-SMS (FAX)
          Dan Cheatham/AFC-SMS (FAX)

FROM:     Steve Whitfield/Tyson Foods

DATE:     June 5, 2000

SUBJECT:  Confirmation of NEW Business and Pricing for Church's and Popeye's

As discussed on Friday (5/26) and Thursday (6/1), you will find listed here confirmation of the NEW business that we have agreed to service with either Direct Delivery or through your approved Distributors. Those designations are listed below:

A) 47 Church's in New York and New Jersey to be distributed by Menella's in New York. This business represents approximately 3.25 loads per week (approximately 117,500 pounds) of Church's 8 Piece and Dark Meat. 19 Popeye's in Philadelphia, PA to also be distributed by Menella's. This represents approximately an additional 1.6 loads per week (approximately 57,000 pounds) of Popeye's 8 Piece. Our current plan is to ship this product from Berlin, MD. *(Startup on 7/10/00)

B) 30 Church's in Chicago, IL and area to be distributed by Cougle's. This business represents approximately 2 loads per week (75,000 pounds) of Church's 8 Piece and Dark Meat. We also agreed to 50 Popeye's stores which represent approximately 4.25 loads per week (150,000 pounds) of 8 Piece and this business will be distributed by Nealey's. Our current plan is to ship this product from Berry Street/Springdale, AR. *(Startup by 7/24/00)

C) 41 Church's in Detroit and area to be distributed by Week's. This Business represents approximately 3 loads per week (108,000 pounds) of Church's 8 Piece and Dark Meat. We also agreed on 8 Popeye's in Detroit that will also be distributed by Week's which represents approximately .75 load per week (25,000 pounds) of Popeye's 8 Piece. Our current plan is to ship this product from Corydon, IN. *(Startup by 7/ 24/00)

D) 4 Church's in Richmond, VA to be serviced by Tyson Direct Routes out of a planned Distribution center in Virginia with production from our Berlin, MD plant. Delivery charge will be $.[*]/lb. *(Startup on 7/10/00)

E) 4 Church's in and 1 Popeye's in Las Vegas, NV to be serviced by Tyson Direct Routes from our Distribution center in Phoenix, AZ. *(Startup on 7/10/00)


    Tyson Foods, Inc. Food Service Group  P.O. Box 2020  Springdale, AR  72765-
                       2020 800.424.4253   Fax:  501.290.4600   www.tyson.com

___________________
* Confidential material redacted and filed separately with the Commission.

Agreement Clarification Memo
June 5, 2000
Page 2


F) 22 Church's stores in Kansas City area (including Wichita, Hutchinson, Topeka, and Junction City, KS) to be serviced by Tyson Direct Routes (except for the 5 stores mentioned above which we will contract with a local distributor to deliver for us) out of the Monett, MO plant. This business represents approximately 1.5 loads per week (55,000 pounds). We will also be approaching the 13 Popeye's stores in this area in hopes of landing that business. This business represents approximately 1 load per week (39,000 pounds) out of the Monett, MO plant which would be serviced by the Tyson Direct Route system. *(Startup on 7/10/00)

G) 44 Church's stores in Dallas/Ft. Worth, TX area to be serviced by Tyson Direct Routes out of Carthage, TX plant with support from Dardanelle, AR and Broken Bow, OK. This business represents 3 loads per week (110,000 pounds). We will also be approaching 18 Popeye's franchise store in this area in hopes of landing that business which would be serviced by Tyson Direct Routes out of Carthage, TX. This business represents 1.5 loads per week (54,000 pounds). *(Startup on 6/26/00)

H) 22 Church's stores in San Antonio, 7 Church's in Austin, and 3 Church's stores in Laredo, TX to be serviced by Tyson Direct Routes out of the Seguin, TX plant with support from Dardanelle, AR and Broken, Bow, OK. This business represents 2.25 loads per week (80,000 pounds). We will also be approaching 2 Popeye's in Victoria, TX to be serviced by Tyson Direct Routes out of Seguin. *(Startup on 6/26/00)

I) 80 Popeye's in Baltimore, MD and Washington DC area to be serviced by Tyson Direct Routes out of a Distribution center in Virginia with product from Gadsden, AL, Harrisonburg, VA, and Corydon, IN. This business represents
    7.75 loads per week (280,000 pounds). *(Startup on 7/10/00)

J) 24 Popeye's in Houston, TX will be approached with new pricing and would be serviced by Tyson Direct Routes out of Carthage, TX. This business represents 2 loads per week (72,000 pounds). *(Startup on 6/26/00)

K) 22 Popeye's in New Orleans area will be approached with new pricing and would be serviced by Tyson Direct Routes out of Forest, MS. This business represents 1.85 loads per week (66,000 pounds). *(Startup on 7/10/00)

We have agreed that we can begin approaching all franchisees noted above on 6/19/00 to assure the smoothest startup possible. We have also discussed the 35 Popeye's restaurants that are currently Corp. stores in the Houston area that are under negotiations to be purchased by a Popeye's Franchisee in the coming months and will be prepared to step in and service these stores at the request of the Franchisee with Tyson Direct Routes.

Agreement Clarification Memo
June 5, 2000
Page 3

Church's Pricing
----------------

A) Cost Plus Pricing - The primary change to this agreement is the "profit" on the "Cost Plus" based on the various levels of the GA Friday Dock quote. They are as follows:
    1)  If Dock average for month is $.[*] or lower, profit will be $.[*].
    2)  If Dock average for month is $.[*] to $.[*], profit will be $.[*].
    3)  If Dock average for month is $.[*] to $.[*], profit will be $.[*].
    4)  If Dock average for month is $.[*] to $.[*], profit will be $.[*].
    5)  If Dock average for month is $.[*] to $.[*], profit will be $.[*].
    6)  If Dock average for month is $.[*] to $.[*], profit will be $.[*].
    7)  If Dock average for month is $.[*] to $.[*], profit will be $.[*].
    8)  If Dock average for month is $.[*] and higher, profit will be $.[*].

B) Market (Cash) Pricing - We have agreed to an overage on the GA Friday Preliminary Dock weekly quote of $.[*]/lb FOB. We have also agreed to a "Floor-Ceiling" of $.[*] to $.[*]/lb. on the GA Weekly Quote. Dark Meat will be priced based on the GA weekly quote as follows:

1)  If Dock is $.[*] /lb. or lower, Dark Meat will be $.[*]/lb. FOB.
2)  If Dock is $.[*] to $.[*]/lb., Dark Meat will be $.[*]/lb. FOB.
3)  If Dock is $.[*] to $.[*]/lb., Dark Meat will be $.[*]/lb. FOB
4)  If Dock is $.[*] and higher, Dark Meat will be $.[*]/lb. FOB.

Popeye's Pricing
----------------

A) Market (Cash) Pricing - We have agreed to an overage of $.[*]/lb. on the Friday GA Preliminary Dock weekly quote (except for Chicago & Detroit which will be $.[*]/lb.) We have also agreed to a "Floor-Ceiling" of $.[*] to $.[*]/lb. on the GA Weekly quote. Dark Meat will be priced at $.[*] back of the 8 Piece price. The $.[*] overage is based on 8 Piece with Leaf Fat removed. If product is sold with Leaf Fat left on the overage will be $.[*]/lb. less.

    1)  Split Breasts - Priced at $.[*]/lb. over 8 Piece price
    2) Whole Wings - UB Wed. Wing quote + $.[*]/lb (Floor - $.[*], Ceiling - $.[*])

We have agreed that the NEW pricing for all existing Church's and Popeye's serviced by Tyson Foods will start up on 6/12/00.



___________________
* Confidential material redacted and filed separately with the Commission.

Pricing Confirmation Memo
June 5, 2000
Page 4

Plant Startups and Approvals
----------------------------

We are suggesting the following schedule for your consideration to get all necessary plant approvals in place for the rollout schedule listed above. That schedule is as follows:

A)  Week of June 5-9
    1)  Dardanelle, AR - Church's Dark Meat and Popeye's 8 Piece
    2)  Pine Bluff, AR - Popeye's 8 Piece
B)  Week of June 12-16
    1)  Berlin, MD - Church's 8 Piece and Dark Meat
    2)  Corydon, IN - Church's 8 Piece and Dark Meat and Popeye's 8 Piece
C) Week of June 19-23
    1) Gadsden, AL - Church's Dark Meat and Popeye's 8 Piece
D)  Week of July 10-14
    1) Berry Street-Springdale, AR - Church's Dark Meat and Popeye's 8 Piece.

We understand that this schedule is only a suggestion and that coordination with Chuck Moller, Don Adams, and Ginger Guidry is necessary to make this happen! We
                                                                             --
will need to hit pretty close to the noted dates in order to assure our ability
-------------------------------------------------------------------------------
to meet the noted startup dates listed above.
---------------------------------------------

It is critical that we finalize our understanding of "Keydrop" deliveries as ALL of our NEW Routes are being constructed with the assumption that this will be available to utilize as laid out in our agreement last year.

Please feel free to call if you have any questions concerning this information and thanks again for your continued support and patronage!

Cc  Devin Cole
    Marc Killebrew

                        Church's June Cost Plus Pricing
                        -------------------------------
                              (7/2/00 - 7/29/00)

                         Base:   8081-151  8-Pc  :  [*]    (8121-151)
                                 8082-151  Dark  :  [*]    (8100-151)


Market                 Price List      Produced     Price P/Lb.
------                 ----------      --------     -----------
Houston/Dallas                 S6      8081-151         [*]
 [*]                                   8082-151         [*]

Corpus Christi                 W2      8081-151         [*]
 [*]                                   8082-151         [*]

San Antonio/Austin             S7      8081-151         [*]
 [*]                                   8082-151         [*]

South Texas                    S8      8081-151         [*]
 [*]                                   8082-151         [*]

Los Angl/San Diego           SCAC      8121-151         [*]
 [*]                                   8100-151         [*]

E.S.Calif/Yuma               ECAC      8121-151         [*]
 [*]                                   8100-151         [*]

Louisiana                     SLF      8081-151         [*]
 [*]                                   8082-151         [*]

Church's of El Paso       to Tava      8081-151         [*]
 [*]                                   8082-151         [*]

PFD/Church's                  PFD      8121-151         [*]
 [*]                                   8100-151         [*]

Kansas City               To Come
 [*]

St.Louis                  To Come
 [*]

___________________
* Confidential material redacted and filed separately with the Commission.

[TYSON LOGO]       Investing Our Experience in Your Success(TM)


TO:  Dan Cheatham/AFC Supply Mgmt. Services, Inc. (FAX)
     Jeff Spotz/AFC Supply Mgmt. Services, Inc. (FAX)

FROM: Steve Whitfield/Tyson Foods

DATE: June 23, 2000

SUBJECT: Cost Plus Pricing for Church's Fresh 8 Piece and Dark Meat for July '00

Based on our NEW agreement, the pricing for those Church's restaurants that have agreed to buy on the "Cost Plus" format is as follows: $.[*]/lb. FOB for 8 Piece and $.[*]/lb. FOB for Dark Meat. The worksheet is attached that lays out how the 8 Piece pricing was figured. The Dark Meat price was arrived at based on the 8 Piece FOB pricing formula we agreed to.

The Corn quote was set by Jeff on 6/6/00 and the Soy quote was set by Jeff using the best market quotes for Tuesday, 6/20/00. The pricing that the restaurants will see will be shown on their delivery tickets as a total delivered price based on this FOB price and the agreed delivery charges into each market unless we hear otherwise from you. This NEW pricing will be effective beginning with all deliveries on or after Monday (7/3/00) and runs through Saturday (7/29/00).

Please verify that the numbers on the pricing agree with your understanding of the contract and feel free to call if you have any questions. Thanks again for your support and patronage!

Cc Diane Grant/AFC-SMS (FAX) 770-353-3105
   Devin Cole
   Janie Tucker
   Angie White
   Tony Swindle


___________________
* Confidential material redacted and filed separately with the Commission.

COST SUMMARY
TYSON FOODS
CORN/SOY


                     July      FREIGHT   BASIS     TOTAL
CORN                 $[*]       $.[*]    $.[*]     $[*]
SOY                  $[*]       $ [*]    $ [*]     $[*]

                   % RATION   COST/UNIT         COST/LB FEED
CORN                    [*]%    $ [*]              $.[*]
SOY                     [*]%    $ [*]              $.[*]
MEAL                    [*]%    $.[*]              $.[*]
                   --------                   ----------
                     100.00%                       $.[*]

MILLING COST                                       $.[*]
DELIVERY COST                                      $.[*]
                                              ----------
SUBTOTAL                                           $.[*]

FEED SHRINK 1%                                     $.[*]

FEED CONVERSION                                      [*]

FEED EXPENSES                                      $.[*]

___________________
* Confidential material redacted and filed separately with the Commission.

2000 PRICING CHURCH'S 8 PCE INJECTED (8081-151)

Live Production Expenses:                  2000
                                      ---------
 Chick Costs                                [*]
 Food Costs                                 [*]
 Medication and Supplies                    [*]
 Grower Pay                                 [*]
 Litter                                     [*]
 Fuel                                       [*]
 Service                                    [*]
 Other                                      [*]
 Condemned                                  [*]
 Shrink                                     [*]
 DOA                                        [*]
 Catch and Haul                             [*]
 Complex Overhead                           [*]
 Other Period Cost                          [*]
                                      ---------
 Total Live Costs to Plant                  [*]
 Eviscerated Yield                          [*]
 Yielded Meat Costs                         [*]

RTC Plant Costs:
 Direct Labor                               [*]
 Indirect Labor                             [*]
 Payroll Overhead                           [*]
 Variable Overhead                          [*]
 Fixed Overhead                             [*]
 Offal Credit                              -[*]
 Giblet Credit                             -[*]
 Leaf Fat                                  -[*]
 Cooler Meat Variance                       [*]
Total RTC Plant Costs                       [*]
                                      ---------
Total Whole Bird Costs                      [*]
 Yield less Gibs & Shrink                   [*]%
Yielded Meat Costs                          [*]

Church's 8pc Process Cost
 Direct Labor                               [*]
 Indirect Labor                             [*]
 Payroll Overhead                           [*]
 Variable Overhead                          [*]
 Fixed Overhead                             [*]
 Packaging Materials                        [*]
 Marination Charges                         [*]
                                      ---------
Total Church's Costs                        [*]

Total Operating Costs                       [*]
 Yielded Meat without Marination            [*]%
Yielded Total Operating Costs               [*]

Corporate Overhead Costs                    [*]
Margin/Profit                               [*]
                                      ---------
Total FOB Cost                              [*]
                                      =========

___________________
* Confidential material redacted and filed separately with the Commission.